Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-109495 and 333-143292 on Form S-3 and Nos. 333-34156, 333-122242, 333-137379 and 333-153670 on Form S-8 of our report, dated April 13, 2009, relating to the financial statements of Deltathree, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the going concern uncertainty) appearing in this Annual Report on Form 10-K of Deltathree, Inc. for the year ended December 31, 2008.

/s/Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of  Deloitte Touche Tohmatsu

Tel Aviv, Israel
April 13, 2009